Exhibit 99

Alberto Culver Reports Third Quarter Growth in Organic Revenue and Diluted

Earnings per Share from Continuing Operations, Excluding Restructuring and

Discrete Items

Melrose Park, IL, (July 27, 2009) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema today announced growth in organic revenue and diluted earnings per share from continuing operations, excluding restructuring and discrete items.

Third Quarter:

•

Net sales for the third quarter decreased 3.6% to $351.6 million from $364.9 million in the prior year quarter. Reported net sales were reduced 7.9% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations and the acquisition of Noxzema, organic sales increased 2.0% in the third quarter.

•

Pre-tax earnings from continuing operations, which includes restructuring and discrete expenses of $7.7 million in the current quarter and restructuring expense of $2.7 million and discrete income of $3.9 million in the prior year quarter, decreased 11.1% to $37.9 million from $42.7 million in the prior year quarter. Excluding restructuring and discrete items, pre-tax earnings from continuing operations increased 9.9% to $45.6 million compared to $41.5 million in the prior year quarter.

•

Diluted earnings per share from continuing operations were 28 cents in the current quarter compared to 29 cents in the prior year quarter. Excluding restructuring and discrete items (see detail in bullets below), diluted earnings per share from continuing operations increased 11.1% to 30 cents compared to 27 cents in the prior year. The reported diluted earnings per share from continuing operations includes the following items:

•	The current and prior year quarters include approximately 3 cents and 2 cents per share, respectively, of restructuring expense.

•

The current year quarter includes approximately 2 cents per share of expenses related to a dispute with a supplier while the prior year quarter includes approximately 3 cents per share of benefit from the reversal of a contingent liability.

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•

The current and prior year quarters include approximately 3 cents and 1 cent per share, respectively, of discrete tax benefits, primarily due to changes in certain estimates related to the previous years’ tax returns and the favorable resolution of certain open tax items.

Nine Months:

•

Net sales for the nine month period decreased 0.8% to $1.05 billion from $1.06 billion in the prior year. Reported net sales were reduced 9.1% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations and the acquisition of Noxzema, organic sales increased 5.8% in the nine month period.

•

Pre-tax earnings from continuing operations, which includes restructuring and discrete items of $8.0 million in the current year and $5.7 million in the prior year, increased 12.6% to $141.1 million from $125.4 million in the prior year. Excluding restructuring and discrete items, pre-tax earnings from continuing operations increased 13.8% to $149.1 million compared to $131.1 million in the prior year.

•

Diluted earnings per share from continuing operations were 87 cents compared to 85 cents in the prior year. Excluding restructuring and discrete items (see detail in bullets below), diluted earnings per share from continuing operations increased 13.8% to 99 cents compared to 87 cents in the prior year. The reported diluted earnings per share from continuing operations includes the following items:

•	The current year and prior year include approximately 3 cents and 6 cents per share, respectively, of restructuring expense.

•

The current year includes approximately 2 cents per share of expenses related to a dispute with a supplier while the prior year includes approximately 3 cents per share of benefit from the reversal of a contingent liability.

•

The current year includes approximately 7 cents per share of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The prior year includes approximately 1 cent per share of discrete tax benefit.

Commenting on the results, Alberto Culver President and Chief Executive Officer V. James Marino said, “Despite a prolonged softness in hair care, we continue to outpace the category and capture record

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shares for Alberto Culver. Our business and brands remain healthy as evidenced by our hair care consumption trends. We generated strong cash flow during the quarter and are very pleased with our results and the momentum that many of our brands have in the marketplace.”

The third quarter organic sales growth rate of 2.0% was driven mainly from U.S. and international growth in TRESemmé and international growth in St. Ives and Alberto VO5. This growth was significantly offset by lower sales in Spain due to the prior year introduction of TRESemmé, and lower multicultural and custom label manufacturing sales, whose specialty retail and direct selling customer base has been significantly impacted from the soft economy. These items lowered consolidated organic sales growth by approximately 300 basis points.

The Company’s gross profit margin was 50.8% in the third quarter compared to 53.0% in the prior year quarter, mainly due to higher raw material costs. Mr. Marino commented, “As we discussed after the March quarter, oil derived raw material costs have begun decreasing and as a result our gross margin improved versus the second quarter. While other non-oil based costs including tin plate and certain chemicals remain elevated, we expect cost trends to continue to become more favorable into the September quarter and believe that we are well positioned to continue to improve gross margin.” For the first nine months of fiscal year 2009, gross profit margin was 50.9% compared to 52.7% in the prior year period.

Advertising and other marketing investments were similar to second quarter levels, but decreased 20.3% to $56.3 million compared to the prior year quarter. The decrease resulted from foreign currency fluctuations (which accounted for 6.5% of the decrease), lower St. Ives advertising in the U.S. due to significant prior year investments to support the launch of Elements, lower media rates in many of our markets and a mix shift to trade promotion. Mr. Marino added, “We significantly increased our advertising investments in the U.S. behind TRESemmé and Nexxus to continue to support our brand positioning and to drive brand equity. We also invested behind our Nexxus introduction into Canada. Similar to the prior quarter, we shifted a portion of our marketing spending on other brands to trade promotion to better align our mix with consumer behavior in this soft economy.” For the first nine months of fiscal year 2009, advertising and other marketing investments decreased 16.1% (7.4% due to foreign currency fluctuations) to $163.3 million from $194.6 million in the prior year.

Selling and administrative expenses as a percentage of net sales increased 100 basis points to 22.6% compared to 21.6% in the prior year quarter. The current year quarter includes approximately $2.7 million of discrete expenses related to a supplier dispute while the prior year quarter includes approximately $3.9

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million of discrete income related to the reversal of a contingent liability. Together these items accounted for a 170 basis point increase in selling and administrative expenses as a percentage of net sales. In the current quarter, selling and administrative expenses were helped by cost savings initiatives and lower selling and freight expenses, partially offset by higher depreciation expense related to the ongoing SAP implementation and increased stock option expense. For the nine month period, selling and administrative expenses as a percentage of net sales decreased 60 basis points to 21.6% compared to 22.2% in the prior year. The discrete items from above accounted for a 70 basis point increase in selling and administrative expenses as a percentage of net sales in the first nine months of fiscal year 2009.

Carol Lavin Bernick, Executive Chairman of the Company, said, “These results are further evidence of our exceptional people and our terrific brands. With so much negative economic news being reported, we continue to find ways to build share and grow our business. As an organization we believe that we are well positioned to continue to find ways to grow, to overcome challenges and to build value for our shareholders.”

Mrs. Bernick also announced the Company’s board of directors approved the regular 7.5 cents quarterly cash dividend. The dividend will be paid on August 20, 2009 to shareholders of record on August 6, 2009.

On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

The Company reported earnings from discontinued operations of $658,000 (net of tax) in the third quarter of fiscal 2009 compared to a loss of $8.6 million (net of tax) during the third quarter of fiscal 2008. The diluted earnings per share from discontinued operations were zero this quarter versus an 8 cent loss per share in the prior year quarter. Including continuing and discontinued operations, the Company reported net earnings of $28.0 million or 28 cents per share on a fully diluted basis this quarter, compared to net earnings of $21.1 million or 21 cents per fully diluted share in the third quarter of fiscal 2008. For the first nine

Alberto Culver Third Quarter and First Nine Months Fiscal Year 2009 Earnings Release	Page 5

months of fiscal year 2009, earnings from discontinued operations were $1.3 million (net of tax) compared to a loss of $4.8 million in the prior year. The diluted earnings per share from discontinued operations in the first nine months of fiscal year 2009 were two cents compared to a loss of five cents in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $87.7 million or 89 cents per share on a fully diluted basis during the first nine months of fiscal year 2009 compared to net earnings of $81.1 million or 80 cents per fully diluted share during the first nine months of the prior year.

Due to the disclosure of organic sales growth, and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its third quarter and nine month fiscal year 2009 results with investors in a call to be held later today (Monday, July 27) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 and the conference ID is 18402521. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Thursday, August 27, 2009. The conference ID is 18402521. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; unavailability of raw materials or finished products; loss of one or more key employees; inability of efficiency initiatives to

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improve the company’s margins; inability of the company to protect its intellectual property; risks inherent in expanding in existing geographic locations and entering new geographic locations; loss of one or more key suppliers or copackers; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation (Separation) of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; the disruption of normal business activities due to the company’s implementation of a new worldwide ERP system; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2008 Annual Report on Form 10-K filed on November 25, 2008 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended June 30, 2009 and 2008	2009	2008

Net sales	$351,623	364,913
Cost of products sold	173,143	171,651

Gross profit	178,480	193,262
Advertising, marketing, selling and administrative	135,887	149,331
Restructuring and other (1)	5,041	2,726

Operating earnings	37,552	41,205
Interest income, net	(377)	(1,460)

Earnings from continuing operations before income taxes	37,929	42,665
Provision for income taxes (2)	10,608	12,980

Earnings from continuing operations	27,321	29,685
Discontinued operations, net of income taxes (3)	658	(8,552)

Net earnings	$27,979	21,133

Basic earnings (loss) per share:
Continuing operations	$.28	.30
Discontinued operations	.01	(.09)

Total	$.29	.21

Diluted earnings (loss) per share:
Continuing operations (1) (2)	$.28	.29
Discontinued operations	—	(.08)

Total	$.28	.21

Weighted average shares outstanding:
Basic	97,668	98,719
Diluted	99,047	100,717

(1)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. During the third quarter of fiscal year 2009, restructuring and other decreased earnings from continuing operations (net of tax) by $3,170 and diluted earnings per share from continuing operations by 3 cents. During the third quarter of fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $1,499 and diluted earnings per share from continuing operations by 2 cents.
(2)	The provision for income taxes in the third quarter of fiscal year 2009 includes $2,141 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 3 cents. The provision for income taxes in the third quarter of fiscal year 2008 includes $1,404 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations in both periods includes activity related to the sale of Cederroth. The third quarter of fiscal year 2008 also includes the earnings of the Cederroth business, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Nine Months Ended June 30, 2009 and 2008	2009	2008

Net sales	$1,048,789	1,057,469
Cost of products sold	514,933	499,680

Gross profit	533,856	557,789
Advertising, marketing, selling and administrative	389,728	429,305
Restructuring and other (1)	5,312	9,585

Operating earnings	138,816	118,899
Interest income, net	(2,328)	(6,476)

Earnings from continuing operations before income taxes	141,144	125,375
Provision for income taxes (2)	54,696	39,511

Earnings from continuing operations	86,448	85,864
Discontinued operations, net of income taxes (3)	1,263	(4,797)

Net earnings	$87,711	81,067

Basic earnings (loss) per share:
Continuing operations	$.89	.87
Discontinued operations	.01	(.05)

Total	$.90	.82

Diluted earnings (loss) per share:
Continuing operations (1) (2)	$.87	.85
Discontinued operations	.02	(.05)

Total	$.89	.80

Weighted average shares outstanding:
Basic	97,611	98,807
Diluted	99,004	101,127

(1)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the first nine months of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $3,291 and diluted earnings per share from continuing operations by 3 cents. During the first nine months of fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $6,096 and diluted earnings per share from continuing operations by 6 cents.
(2)	The provision for income taxes in the first nine months of fiscal year 2009 includes $6,525 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 7 cents. The provision for income taxes in the first nine months of fiscal year 2008 includes $1,461 of discrete tax benefit, which increased diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations in both periods includes activity related to the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. The first nine months of fiscal year 2008 also includes the earnings of the Cederroth business.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	June 30, 2009	September 30, 2008
Assets

Cash, cash equivalents and short-term investments	$404,514	453,730
Accounts receivable, net	217,688	244,316
Inventories	119,073	149,512
Other current assets	35,797	32,822

Total current assets	777,072	880,380
Property, plant and equipment, net	245,970	221,667
Goodwill and trade names	317,611	234,015
Long-term investments	57,820	57,443
Other assets	71,562	70,685

Total assets	$1,470,035	1,464,190

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$176	184
Accounts payable, accrued expenses and income taxes	222,476	281,816

Total current liabilities	222,652	282,000
Long-term debt	488	683
Other liabilities and income taxes	68,301	65,176

Total liabilities	291,441	347,859
Stock options subject to redemption	5,286	5,725
Stockholders’ equity	1,173,308	1,110,606

Total liabilities and stockholders’ equity	$1,470,035	1,464,190

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Segment Data (Unaudited)

(in thousands)

Three Months Ended June 30, 2009 and 2008	2009	2008

Net Sales:
United States	$220,625	213,131
International (1)	130,998	151,782

	$351,623	364,913

Earnings From Continuing Operations Before Income Taxes:
United States	$34,166	32,886
International	9,902	11,877

Segment operating profit	44,068	44,763
Stock option expense	(1,475)	(832)
Restructuring and other (2)	(5,041)	(2,726)
Interest income, net	377	1,460

	$37,929	42,665

Nine Months Ended June 30, 2009 and 2008	2009	2008

Net Sales:
United States	$674,733	639,212
International (1)	374,056	418,257

	$1,048,789	1,057,469

Earnings From Continuing Operations Before Income Taxes:
United States	$114,195	89,809
International	35,949	42,478

Segment operating profit	150,144	132,287
Stock option expense	(6,016)	(3,803)
Restructuring and other (2)	(5,312)	(9,585)
Interest income, net	2,328	6,476

	$141,144	125,375

(1)	International sales were negatively impacted by $29.0 million and $96.6 million from foreign currency fluctuations during the third quarter and first nine months of fiscal 2009, respectively.
(2)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and nine months ended June 30, 2009 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

On December 1, 2006, the Company committed to a plan to terminate employees as part of a reorganization following the completion of the Separation. All costs incurred related to this plan and the Company’s other restructuring plans described below are classified as “restructuring and other” on the statements of earnings. During fiscal year 2008, the Company recorded restructuring costs of $2.7 million ($2.4 million in the first nine months and $99,000 in the third quarter). During the first nine months of fiscal year 2009, the Company recorded a restructuring benefit related to this plan of $7,000 ($116,000 of charges in the third quarter).

On October 29, 2007, the Company committed to a plan primarily related to the closure of its manufacturing facility in Toronto, Canada. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million ($4.0 million in the first nine months and a $586,000 benefit in the third quarter). During the first nine months of fiscal year 2009, the Company recorded a restructuring benefit related to this plan of $16,000 ($32,000 in the third quarter).

On May 29, 2008, the Company announced that it expects to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.5 million ($3.2 million in the third quarter). During the first nine months of fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $425,000 ($47,000 in the third quarter), primarily related to preparing the manufacturing facility for sale and transferring equipment to the United States.

On June 17, 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During the third quarter of fiscal year 2009, the Company recorded restructuring costs related to this plan of $4.9 million, primarily related to fixed asset write-offs and charges ($2.6 million) and severance ($2.1 million).

In total, the Company recorded restructuring and other costs during the first nine months of fiscal year 2009 of $5.3 million ($3.3 million after taxes or 3 cents per diluted share from continuing operations) with $5.0 million in the third quarter ($3.2 million after taxes or 3 cents per diluted share from continuing operations). In fiscal year 2008, the Company recorded total restructuring and other costs of $11.2 million ($7.2 million after taxes) with $9.6 million in the first nine months ($6.1 million after taxes or 6 cents per diluted share from continuing operations) and $2.7 million in the third quarter ($1.5 million after taxes or 2 cents per diluted share from continuing operations).

During the third quarter of fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.7 million ($1.7 million after taxes or 2 cents per diluted share from continuing operations).

In the third quarter of fiscal year 2008, the Company benefited from the reversal of a $3.9 million contingent liability that was favorably settled ($2.6 million after taxes or 3 cents per diluted share from continuing operations).

The Company’s provision for income taxes in the first nine months of fiscal year 2009 included net discrete tax expense of $6.5 million (7 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The provision for income taxes in the third quarter of fiscal year 2009 included net discrete tax benefit of $2.1

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

million (3 cents per diluted share from continuing operations), primarily due to changes in certain estimates related to fiscal year 2008 tax returns and the favorable resolution of open tax items. The Company’s provision for income taxes in the first nine months of fiscal year 2008 included net discrete tax benefit of $1.5 million (1 cent per diluted share from continuing operations), with $1.4 million (1 cent per diluted share from continuing operations) in the third quarter.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and nine months ended June 30, 2009 and 2008 are as follows (in thousands, except per share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2009	2008	2009	2008
Pre-tax earnings from continuing operations, as reported	$37,929	42,665	$141,144	125,375
Restructuring and other	5,041	2,726	5,312	9,585
Dispute with a supplier	2,655	—	2,655	—
Reversal of contingent liability	—	(3,880)	—	(3,880)

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$45,625	41,511	$149,111	131,080

Earnings from continuing operations (net of income taxes), as reported	$27,321	29,685	$86,448	85,864
Restructuring and other, net of income taxes	3,170	1,499	3,291	6,096
Discrete tax items	(2,141)	(1,404)	6,525	(1,461)
Dispute with a supplier, net of income taxes	1,744	—	1,744	—
Reversal of contingent liability, net of income taxes	—	(2,588)	—	(2,588)

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$30,094	27,192	$98,008	87,911

Diluted earnings per share from continuing operations, as reported	$.28	.29	$.87	.85
Restructuring and other, net of income taxes	.03	.02	.03	.06
Discrete tax items	(.03)	(.01)	.07	(.01)
Dispute with a supplier, net of income taxes	.02	—	.02	—
Reversal of contingent liability, net of income taxes	—	(.03)	—	(.03)

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.30	.27	$.99	.87

	Three Months Ended June 30		Nine Months Ended June 30
	2009	2008	2009	2008
Net sales growth (decline), as reported	(3.6)%	12.3%	(0.8)%	10.6%
Effect of foreign currency fluctuations	7.9	(1.0)	9.1	(1.9)
Effect of acquisition	(2.3)	—	(2.5)	—

Organic sales growth	2.0%	11.3%	5.8%	8.7%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.